2100 Rexford Road      Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2004 annual meeting of stockholders of Nucor Corporation will be held in Morrison A & B of The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 13, 2004, for the following purposes:

(1)	Elect three directors for three years;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent auditors for the year ending December 31, 2004; and

(3)	Conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2004 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card, in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

TERRY S. LISENBY

Chief Financial Officer, Treasurer

and Executive Vice President

March 22, 2004

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2004 annual meeting of stockholders to be held on Thursday, May 13, 2004, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Corporate Secretary of Nucor received before the meeting, or by attending and voting at the meeting.

The record date for the meeting is March 15, 2004. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 78,896,331 shares of Nucor common stock were outstanding. Each share of common stock is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

The three director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Any shares not voted with respect to a director nominee will have no effect, because the three directors receiving the highest number of all votes cast will be elected.

All other matters to be voted upon must receive affirmative votes from more than 50% of the shares that are voted to be adopted. Under the rules of the New York Stock Exchange (the “NYSE”) in effect at the time this proxy statement was printed, if you hold your shares through a broker or nominee, your broker or nominee is permitted to vote your shares on the election of directors and the ratification of the independent auditors, even if you do not instruct the broker how to vote. Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted will not be included in determining whether a quorum is present.

A properly submitted proxy marked “Abstain” with respect to any matter other than election of directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the three director nominees and FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent auditors for the year ending December 31, 2004.

The 2003 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement on or about March 23, 2004.

ELECTION OF DIRECTORS

Nucor’s Board of Directors is divided into three classes with two or three directors serving in each class. Each director serves for a three-year term with one class of directors being elected at each annual meeting. All directors will hold office until their successors have been duly elected and qualified. Our Board of Directors has determined that Ms. Haynes and Messrs. Browning, Daley, Gantt, Hlavacek, Milchovich and Waltermire have no material relationships with Nucor (other than as directors) and are “independent” within the meaning of the NYSE’s current listing standards.

The terms of three directors, Daniel R. DiMicco, James D. Hlavacek and Raymond J. Milchovich will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. DiMicco, Mr. Hlavacek and Mr. Milchovich for reelection for three-year terms ending at the annual meeting in 2007. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors recommends a vote FOR the election of the three nominees as directors.

The following table sets forth certain information about all of the directors, including the nominees, as of February 29, 2004:

Name (and age)	Principal occupation and directorships in other public companies	Director since	Term expires

Peter C. Browning (62)	Dean, McColl Graduate School of Business (effective March 2002); Non-Executive Chairman of Nucor (effective September 2000); Former President and Chief Executive Officer (from 1998 to 2000) and President and Chief Operating Officer (from 1995 to 1998), Sonoco Products Company; Director, Wachovia Corporation, Lowe’s Companies, Inc., The Phoenix Companies, Inc., Acuity Brands, Inc. and EnPro Industries, Inc.	1999	2005

Clayton C. Daley, Jr. (52)	Chief Financial Officer, The Procter & Gamble Company (from 1998 to present); previously Senior Vice President (from 1998 to 1999) and Vice President and Treasurer (from 1994 to 1998), The Procter & Gamble Company	2001	2006

Daniel R. DiMicco (53)	Vice Chairman (effective June 2001); President and Chief Executive Officer (effective September 2000); previously Executive Vice President (from 1999 to 2000) and Vice President (from 1992 to 1999), Nucor Corporation	2000	2004

Harvey B. Gantt (61)	Principal Partner, Gantt Huberman Architects	1999	2006

Victoria F. Haynes (56)	President and Chief Executive Officer, Research Triangle Institute (effective 1999); Former Vice President and Chief Technical Officer, The BF Goodrich Company (from 1992 to 1999); Director, The Lubrizol Corporation and PPG Industries, Inc.	1999	2005

James D. Hlavacek (60)	Chairman and Chief Executive Officer, The Corporation Development Institute, Inc.; Managing Director, Market Driven Management	1996	2004

Raymond J. Milchovich (54)	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (effective 2001); Former Chairman, President and Chief Executive Officer (from 1999 to 2001), and President and Chief Operating Officer (from 1997 to 1999), Kaiser Aluminum & Chemical Corporation	2002	2004

Thomas A. Waltermire (54)	President, Chief Executive Officer and Director of PolyOne Corporation (effective 2000); Former Chairman and Chief Executive Officer (from 1999 to 2000), and Chief Operating Officer (from 1997 to 1999), The Geon Company, a predecessor of PolyOne Corporation	2003	2005

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each executive officer listed in the Summary Compensation Table below, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

Executive Officers and Directors

	Shares Owned as of February 29, 2004
Name (1)	Sole Voting and Investment Power	Shared Voting and Investment Power	Shares Subject to Options	Total Beneficial Ownership	Percent of Class
Peter C. Browning	1,655	—	6,215	7,870	0.01%
Clayton C. Daley, Jr.	1,500	—	1,890	3,390	—
Daniel R. DiMicco	28,876	—	50,365	79,241	0.10%
John J. Ferriola	10,497	—	17,144	27,641	0.04%
Harvey B. Gantt	800	—	4,143	4,943	—
Victoria F. Haynes	917	—	4,143	5,060	—
James D. Hlavacek	1,100	200	4,143	5,443	—
Terry S. Lisenby	19,204	—	19,640	38,844	0.05%
Hamilton Lott, Jr.	18,618	—	22,100	40,718	0.05%
Raymond J. Milchovich	—	—	2,528	2,528	—
D. Michael Parrish	18,619	—	23,955	42,574	0.05%
Joseph A. Rutkowski	21,586	170	32,676	54,432	0.07%
Thomas A. Waltermire	395	—	2,528	2,923	—
All 14 directors and executive officers as a group	127,738	2,253	207,159	337,150	0.43%

(1)	The address for each of these individuals is c/o Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina 28211.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
FMR Corporation (Fidelity Funds) (1) 82 Devonshire Street Boston, Massachusetts 02109	5,780,849	7.36%

Oppenheimer Capital LLC (2) 1345 Avenue of the Americas, 49th Floor New York, New York 10105	4,556,290	5.80%

State Farm Mutual Automobile Insurance Company and related entities (3) One State Farm Plaza Bloomington, Illinois 61710	7,547,310	9.60%

T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, Maryland 21202	9,852,332	12.54%

(1)	Based on schedule 13G filed with the SEC on or about February 17, 2004 reporting beneficial ownership as of December 31, 2003.
(2)	Based on schedule 13G filed with the SEC on or about February 13, 2004 reporting beneficial ownership as of December 31, 2003.
(3)	Based on schedule 13G/A filed with the SEC on or about January 21, 2004 reporting beneficial ownership as of December 31, 2003.
(4)	Based on schedule 13G/A filed with the SEC on or about February 13, 2004 reporting beneficial ownership as of December 31, 2003.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com. The information on our website is not a part of this proxy statement. You may also obtain a written copy of the Corporate Governance Principles by contacting A. Rae Eagle, General Manager and Corporate Secretary, at our executive offices.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. The Company’s Board of Directors has determined that each continuing director and nominee for election as a director, other than Daniel R. DiMicco, has no material relationship with the Company (other than as a director) and is therefore “independent” within the meaning of the current listing standards of the NYSE. When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held six meetings during 2003. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the directors served.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each board meeting at regularly scheduled executive sessions. Mr. Browning presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    In accordance with Nucor’s policy requiring all directors to attend the annual meeting of stockholders, all of Nucor’s directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com. A copy of the Audit Committee charter was annexed to the Company’s proxy statment for its 2003 annual meeting of stockholders.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements, and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Ms. Haynes, Mr. Hlavacek, Mr. Milchovich and Mr. Waltermire. All of the members of the Audit Committee meet the independence requirements of the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held four meetings during 2003.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is responsible for, among other things, (1) reviewing and approving the goals and objectives relevant to the compensation of the Company’s chief executive officer and evaluating the chief executive officer’s performance against established corporate goals and objectives, (2) reviewing and evaluating the compensation of Nucor’s senior officers, including the chief executive officer, to ensure they are compensated effectively and consistently with the stated compensation strategy and that compensation is tied to the performance of the Company, (3) ensuring that the profit sharing plans for employees of Nucor are consistent with the Company’s performance and its compensation philosophy, (4) reviewing management development and succession plans, and (5) administering the Company’s stock option and other equity incentive compensation plans.

The Compensation and Executive Development Committee is composed entirely of independent directors: Ms. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Mr. Hlavacek, Mr. Milchovich and Mr. Waltermire. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Compensation and Executive Development Committee held four meetings during 2003.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management, and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Ms. Haynes, Mr. Hlavacek, Mr. Milchovich and Mr. Waltermire. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during 2003.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director, each Committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

How to Communicate with the Board of Directors and Independent Directors.    Stockholders wishing to communicate with our Board of Directors, or any of our independent directors, may do so by sending a written communication to Peter Browning or any other independent director in care of Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina 28211. Stockholders wishing to communicate with the independent directors as a group may do so by sending a written communication addressed to Mr. Browning, as presiding director, at our executive offices. Any communication addressed to Mr. Browning or any other independent director that is received at the executive offices of Nucor shall be delivered or forwarded to Mr. Browning or the other independent director as soon as practicable.

NOMINATING DIRECTORS

Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain certain information about the nominee and the stockholder submitting the nomination including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares beneficially owned by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the stockholder’s name and address, as they appear on our books and records and the number of shares beneficially owned by that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 2100 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

In evaluating potential nominees for election as members of the Board, the Committee considers the following to be minimum qualifications that any nominee must possess. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•	if not a member of the Company’s management, not have any relationships with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

Directors who are not senior officers of Nucor are paid standard directors’ fees of $12,500 quarterly, including meeting fees. The Non-Executive Chairman of Nucor is paid $18,750 quarterly, including meeting fees. The directors who are not senior officers who serve as chairman of a Board committee receive an additional $1,250 per quarter. Directors who are not senior officers of Nucor are granted non-qualified stock options under the Company’s Non-Employee Director Equity Plan semi-annually with a target Black-Scholes annual value of $50,000. The Non-Executive Chairman is granted non-qualified stock options semi-annually with a target Black-Scholes annual value of $75,000. The exercise price of all options granted to directors is equal to 100% of the market value of Nucor common stock on the date of the grant. The options are granted on March 1 and September 1 of each year, are exercisable six months after the grant date and expire seven years after the grant date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003 is as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees).

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.

4.	Based on the review and the discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Raymond J. Milchovich

Thomas A. Waltermire

Fees Paid to Independent Auditors

For the fiscal years ended December 31, 2002 and 2003, fees for services provided by PricewaterhouseCoopers LLP (“PwC”) were as follows:

	2002	2003
Audit Fees (1)	$395,000	$499,900
Audit-Related Fees (2)	206,425	68,000
Tax Fees (3)	6,000	40,400
All Other Fees (4)	123,700	100,800

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q, and for services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of Nucor’s audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for products and services other than the services reported in other categories, including fees associated with evaluations of acquisition candidates.

In 2003, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

ON SENIOR OFFICER COMPENSATION

This is our report to the stockholders on the compensation of the senior officers of Nucor Corporation. The Compensation and Executive Development Committee of Nucor’s Board of Directors is composed solely of directors who are considered to be independent under all applicable legal and regulatory standards. We are directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s senior officers, including the Chief Executive Officer. We are supported in our work by James M. Coblin, Vice President of Human Resources, and we have retained and regularly use an independent executive compensation consulting firm that reports directly to us on matters of senior officer compensation, including Chief Executive Officer compensation.

The total compensation paid to Nucor’s senior officers has three components: base salary, incentive compensation awarded under Nucor’s Senior Officers Annual Incentive Plan (the “AIP”) and Nucor’s Senior Officers Long-Term Incentive Plan (the “LTIP”), and stock options awarded under Nucor’s Key Employees Incentive Stock Option Plans (the “Incentive Stock Plans”).

Base Salary.    The Committee reviews national surveys of the base salaries and total compensation of senior officers in manufacturing companies with sales, assets and capital comparable to Nucor. The Committee then sets the base salaries of Nucor’s senior officers at approximately 90% of the median of the base salaries for comparable positions in such other manufacturing companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the total pay of the senior officers significantly towards incentive compensation and the potential for the senior officers to earn significant amounts of incentive compensation under the AIP and LTIP. The Committee increased the base salaries of Nucor’s senior officers in fiscal year 2003 to bring them in line with the current 90% of median target level.

The AIP and LTIP.    During fiscal year 2003, Nucor’s senior officers were eligible to earn incentive compensation under the AIP and the LTIP. A senior officer can earn an incentive award of up to a total of 300% of the senior officer’s base salary under the AIP. Seventy-five percent (75%) of the maximum incentive award (i.e., up to 225% of base salary) is available for award based on Nucor’s return on average stockholders’ equity (“ROE”). The remaining 25% of the maximum award (i.e., up to 75% of the senior officer’s base salary) is available for award based on a comparison of Nucor’s net sales growth with the net sales growth of members of a steel industry peer group. Based on goals for Nucor’s ROE and sales growth established by the Committee at the beginning of the fiscal year, senior officers earned no bonus for the ROE performance measure and earned an amount equal to 63.75% of their base salary for the sales growth performance measure in 2003.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The number of shares is determined by dividing 85% of each senior officer’s annual base salary by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that a senior officer may earn under the LTIP is equal to 200% of the number of shares in the target award.

Fifty percent of the LTIP award for a performance period will be based on Nucor’s return on average invested capital (“ROAIC”) for the performance period relative to its principal competitors in the steel industry. The remaining 50% of the award will be based on Nucor’s ROAIC for the performance period relative to high-performing companies in capital-intensive industries. Based on goals for Nucor’s ROAIC established by the Committee at the beginning of the fiscal year, senior officers earned 34% of their base salary for the ROAIC compared to steel peers and earned no bonus for the ROAIC compared to high-performing companies in 2003. The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. One-third of the restricted shares will become vested upon each of the first three anniversaries of the award date, or upon the senior officer’s attainment of age 55, death or disability.

Key Employees Incentive Stock Option Plans.    All of Nucor’s key employees, including its senior officers, participate in the Incentive Stock Plans. Under the Incentive Stock Plans, Nucor grants stock options semi-annually on March 1 and September 1 each year. Nucor determines the number of shares subject to each semi-annual stock option grant by dividing a dollar amount set by the Committee for each key employee’s position by the fair market value per share of Nucor’s common stock on the grant date. The Committee reviews the dollar amounts assigned to key employee positions from time to time and adjusts the amounts to levels that will result in option grants that are below the median for comparable positions in manufacturing companies with sales, assets and capital comparable to Nucor. The exercise price for all options granted under the Incentive Stock Plans is 100% of the market value of Nucor’s common stock on the date of grant. The options are exercisable six months after the grant date and expire seven years after the grant date. The Committee members believe that

Nucor’s Incentive Stock Plans provide incentive for all key employees, including the senior officers, by further identifying their interests with those of Nucor’s stockholders, since the key employees benefit only if Nucor’s stockholders benefit by increases in Nucor’s stock price.

Chief Executive Officer Compensation.    The total compensation of Nucor’s chief executive officer, like that of its senior officers, is divided into three components: base salary, incentive compensation awarded under the AIP and LTIP, and stock options awarded under the Incentive Stock Plans. Based on the 90% of median base salary target the Committee has previously established for base salaries of Nucor’s senior officers, the Committee increased Mr. DiMicco’s annual base salary in fiscal year 2003 from $544,000 to $670,000. During fiscal year 2003, Mr. DiMicco earned an award under the AIP equal to $427,125 (63.75% of his base salary). Mr. DiMicco’s award under the LTIP consisted of $154,441 in cash and 2,757 restricted shares of Nucor common stock. Mr. DiMicco elected to defer the receipt of the restricted stock portion of his LTIP award in accordance with the terms of the LTIP. During fiscal year 2003, Mr. DiMicco also participated in Nucor’s Incentive Stock Option Plans. Nucor made option grants to him on March 1 and September 1 in accordance with the grant guidelines established by the Committee that are described above.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Raymond J. Milchovich

Thomas A. Waltermire

EXECUTIVE OFFICER COMPENSATION

The following table sets forth compensation information for the chief executive officer and for the other five highest-compensated senior officers whose salary and bonus exceeded $100,000 for 2003:

Summary Compensation Table

	Principal Position(s)	Year	Annual Compensation		Long-Term Compensation
			Base Salary	Cash Incentive Compensation	Awards		Payout
Name (and age)					Restricted Stock Awards ($) (1)	Stock Options Granted (shares)	Long-Term Incentive Plan Payout ($) (2)
Daniel R. DiMicco (53)	Vice Chairman,	2003	$670,000	$427,125	$154,668	26,096	$154,441
	President and Chief	2002	494,685	321,545	—	8,332	—
	Executive Officer	2001	423,029	—	—	9,448	—

Terry S. Lisenby (52)	Chief Financial Officer,	2003	382,500	243,844	88,301	13,048	88,169
	Treasurer and Executive	2002	335,148	217,846	—	6,250	—
	Vice President	2001	298,300	—	—	7,086	—

John J. Ferriola (51)	Executive Vice President	2003	347,700	221,659	80,279	10,873	80,148
		2002	286,104	185,968	—	5,530	—
		2001	216,000	—	—	4,724	—

Hamilton Lott, Jr. (54)	Executive Vice President	2003	347,700	221,659	80,279	10,873	80,148
		2002	308,016	200,211	—	5,530	—
		2001	277,200	—	—	6,270	—

D. Michael Parrish (51)	Executive Vice President	2003	347,700	221,659	80,279	10,873	80,148
		2002	308,016	200,211	—	5,530	—
		2001	277,200	—	—	6,270	—

Joseph A. Rutkowski (49)	Executive Vice President	2003	347,700	221,659	80,279	10,873	80,148
		2002	308,016	200,211	—	5,530	—
		2001	277,200	—	—	6,270	—

(1)	The amounts shown represent the value (based on the closing price of $56.10 per share on the March 10, 2004 award date) of the following number of shares of restricted stock awarded under Nucor’s LTIP for fiscal year 2003: Mr. DiMicco—2,757 shares; Mr. Lisenby—1,574 shares; and Messrs. Ferriola, Lott, Parrish and Rutkowski—1,431 shares each. Mr. DiMicco elected to receive payment of his restricted stock award in restricted stock units in accordance with the LTIP. Each award will vest in three equal annual installments commencing on the first anniversary of the award date, or upon the executive officer’s attainment of age 55, death or disability. Dividends on the shares of restricted stock and dividend equivalents on the restricted stock units are payable in cash to the executives.

As of December 31, 2003, the above-named executive officers held the following number of shares of restricted stock awarded for prior fiscal years under the Senior Officers Stock Incentive Compensation Plan with the following values (based on the closing price of $56.00 per share on December 31, 2003): Mr. DiMicco—3,538 shares valued at $198,128; Mr. Lisenby—2,996 shares valued at $167,776; Mr. Ferriola—2,519 shares valued at $141,064; Mr. Lott— 3,020 shares valued at $169,120; Mr. Parrish—3,156 shares valued at $176,736; and Mr. Rutkowski—3,156 shares valued at $176,736. All of the shares of restricted stock awarded under the Senior Officers Stock Incentive Compensation Plan will be vested by January 1, 2005. Dividends on the shares of restricted stock are payable in cash to the executives.

(2)	Since 2003 was the first year of Nucor’s LTIP, long-term performance awards earned in fiscal 2003 were based on achievement of performance objectives over a one-year period.

Employment Agreements and Severance Payments

Nucor has separate employment agreements with Messrs. DiMicco, Lisenby, Ferriola, Lott, Parrish and Rutkowski that provide for an annual base salary and certain other benefits. Annual base salaries under these employment agreements are subject to increase or decrease in the Board of Director’s discretion. These employment agreements also provide that these executive officers are eligible to earn additional incentive compensation under Nucor’s senior officer incentive compensation plans that are applicable to all of Nucor’s senior officers and are described elsewhere in this proxy statement.

Each of these employment agreements restricts the disclosure of confidential information and prohibits the executive officer from competing with Nucor during the 24-month period following the termination of his employment. These employment agreements also prohibit the six executive officers from encouraging Nucor customers to purchase steel or steel products from one of Nucor’s competitors or encouraging any of Nucor’s employees to terminate their employment relationship with Nucor. Each employment agreement further provides that any inventions, designs or other ideas conceived by the executive officer during his employment with Nucor will be assigned to Nucor.

Under each of these employment agreements, the executive officer that is a party to the agreement will be entitled to receive in consideration of his agreement not to compete a cash payment following his termination of employment with Nucor for any reason other than death. Subject to the exceptions described below, the amount, if any, payable to an executive officer under his employment agreement in consideration for his covenant not to compete will be paid in 24 monthly installments following his termination. The amount of each monthly installment will be equal to the product of 3.36 times the executive officer’s highest base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If, however, an executive officer that is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an executive officer under his employment agreement will terminate automatically and immediately if the executive officer dies twelve or more months following termination of his employment.

Each of these six executive officers with whom Nucor has employment agreements is also entitled to receive severance payments following termination of his employment or his resignation, death or retirement under a general severance policy adopted by the Board of Directors that applies to all senior officers of Nucor. The amount of severance payments to be received by a particular executive officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and the length of his service with Nucor. If the executive officer is younger than 55, he, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his shares of Nucor common stock that remain forfeitable pursuant to the terms of any of the senior officer incentive compensation plans. If the executive officer is 55 or older, he, or his estate, will be entitled to receive a severance payment equal to one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary. Nucor’s executive officers will become fully vested in their forfeitable Nucor stock when they turn 55.

The following tables set forth stock option information for the chief executive officer and for the five other highest-compensated senior officers whose salary and bonus exceeded $100,000 for 2003:

Stock Option Grants in 2003 (1)
	Stock Options Granted in 2003				Potential Realizable Value
Name	Number of Shares	Percent of Total Granted to All Employees	Exercise Price	Expiration Date	5% Annual Stock Price Appreciation	10% Annual Stock Price Appreciation
Daniel R. DiMicco	14,398	1.7%	$41.67	February 28, 2010	$244,246	$569,197
	11,698	1.4%	51.29	August 31, 2010	244,256	569,221
Terry S. Lisenby	7,199	0.9%	41.67	February 28, 2010	122,123	284,598
	5,849	0.7%	51.29	August 31, 2010	122,128	284,611
John J. Ferriola	5,999	0.7%	41.67	February 28, 2010	101,766	237,159
	4,874	0.6%	51.29	August 31, 2010	101,770	237,167
Hamilton Lott, Jr.	5,999	0.7%	41.67	February 28, 2010	101,766	237,159
	4,874	0.6%	51.29	August 31, 2010	101,770	237,167
D. Michael Parrish	5,999	0.7%	41.67	February 28, 2010	101,766	237,159
	4,874	0.6%	51.29	August 31, 2010	101,770	237,167
Joseph A. Rutkowski	5,999	0.7%	41.67	February 28, 2010	101,766	237,159
	4,874	0.6%	51.29	August 31, 2010	101,770	237,167

(1)	221 key employees, including executive officers, participate in Nucor’s Key Employees Incentive Stock Option Plans, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 2003, key employees, other than the above-named executive officers, were granted stock options for 768,765 shares (90% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named executive officers. The potential realizable value of stock options granted to these other key employees was $14,402,053 at 5% annual stock price appreciation and $33,562,905 at 10% annual stock price appreciation.

Stock Option Exercises in 2003
and Year-End 2003 Stock Option Data (1)
	Stock Options Exercised in 2003		Number of Unexercised Stock Options at Year-End 2003		“Value” of Unexercised In-the-Money Stock Options at Year-End 2003
Name	Shares Acquired	“Value” Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel R. DiMicco	7,534	$106,168	38,667	11,698	$379,378	$55,098
Terry S. Lisenby	—	—	22,053	5,849	187,674	27,549
John J. Ferriola	5,999	82,546	12,270	4,874	68,392	22,957
Hamilton Lott, Jr.	5,278	84,129	24,497	4,874	239,158	22,957
D. Michael Parrish	11,486	153,213	19,081	4,874	140,877	22,957
Joseph A. Rutkowski	—	—	27,802	4,874	278,296	22,957

(1)	“Value” (calculated in accordance with the rules of the SEC) is the excess of the market price over the exercise price. During 2003, key employees, other than the above-named executive officers, acquired 356,301 shares on exercise of stock options. At year-end 2003, these other key employees had 1,504,747 unexercised stock options, 1,161,364 of which were exercisable and 343,383 were unexercisable. At year-end 2003, these other key employees had unexercised in-the-money stock options, with a “value” of $10,478,778 for exercisable stock options, and $1,617,334 for unexercisable stock options. The “value” of unexercised in-the-money stock options is calculated using the last published price per share at which Nucor common stock was traded on December 31, 2003 ($56.00).

LONG-TERM INCENTIVE PLANS

			Estimated Future Payouts (2)
Name	Number of Shares (1)	Performance Period	Threshold (shares) (3)	Target (shares)	Maximum (shares)
Daniel R. DiMicco	—	1/1/03–12/31/04	3,447	13,789	27,579
	—	1/1/03–12/31/05	3,447	13,789	27,579
Terry S. Lisenby	—	1/1/03–12/31/04	1,968	7,872	15,745
	—	1/1/03–12/31/05	1,968	7,872	15,745
John J. Ferriola	—	1/1/03–12/31/04	1,789	7,156	14,312
	—	1/1/03–12/31/05	1,789	7,156	14,312
Hamilton Lott, Jr.	—	1/1/03–12/31/04	1,789	7,156	14,312
	—	1/1/03–12/31/05	1,789	7,156	14,312
D. Michael Parrish	—	1/1/03–12/31/04	1,789	7,156	14,312
	—	1/1/03–12/31/05	1,789	7,156	14,312
Joseph A. Rutkowski	—	1/1/03–12/31/04	1,789	7,156	14,312
	—	1/1/03–12/31/05	1,789	7,156	14,312

(1)	The actual number of shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned by the above-named executive officers will be based upon the Company’s return on average invested capital for the performance period relative to a peer group comprised of the Company’s principal competitors and a peer group comprised of high-performing companies in capital-intensive industries.

(2)	For any award payable at the conclusion of the performance period, the value of 50% of the shares comprising the performance award, determined by multiplying the number of such shares by the closing price on the last trading day of the performance period, will be paid to the named executive officer in cash. The remaining 50% of the shares will be issued as restricted shares or restricted stock units at the election of the executive. One-third of the restricted shares will become vested upon each of the first three anniversaries of the award date, or upon the executive officer’s attainment of age 55, death or disability.

(3)	If our performance compared to the two peer groups is below the threshold level relative to the peer groups, then no shares will be earned. To the extent the Company’s performance exceeds the threshold level relative to either or both of the peer groups, a varying amount of shares of common stock and cash up to the maximum will be earned.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	1,686,160	$48.10	5,457,265
Equity compensation plans not approved by security holders (1)	25,590	$47.41	272,565

	1,711,750	$48.09	5,729,830

(1)	Represents shares issuable under the Company’s Non-Employee Director Equity Plan.

STOCK PERFORMANCE GRAPH

This graphic comparison assumes the investment of $100 in Nucor Corporation common stock, $100 in the S&P 500 Index, and $100 in the S&P Steel Group Index, all at year-end 1998. The resulting cumulative total return assumes that cash dividends were reinvested. Nucor common stock comprised 41% of the S&P Steel Group Index at year-end 2003 (31% at year-end 1998).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Nucor common stock on Forms 3, 4 and 5 with the SEC and NYSE. The Company has reviewed such reports received by it and written representations from its executive officers and directors. Based solely on such review, the Company believes that all filings were timely made in 2003.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of Nucor for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004. Unless otherwise specified, proxies will be voted FOR the proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters to the 2004 annual meeting of stockholders other than as set forth above, and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2005 annual meeting of stockholders must be received by Nucor not later than November 22, 2004. Any stockholder proposal intended to be presented at the 2005 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor at least 60 days before the date of such meeting. The 2005 annual meeting of stockholders is expected to be held on May 12, 2005. Any proposals not received before this deadline may be excluded from the meeting.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Shareholder to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson Shareholder by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities and Exchange Act of 1934, as amended, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement in the future should be directed to A. Rae Eagle, General Manager and Corporate Secretary, at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact A. Rae Eagle, General Manager and Corporate Secretary, at our executive offices to request that only a single copy of the proxy statement be mailed in the future.

By order of the Board of Directors,

DANIEL R. DIMICCO

Vice Chairman, President and

Chief Executive Officer

March 22, 2004

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.